UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 8)*

Honda Motor Co., Ltd.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

438128308
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑ :	Rule 13d-1(b)

☐ :	Rule 13d-1(c)

☐ :	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 438128308

1	NAME OF REPORTING PERSON Mitsubishi UFJ Financial Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 109,130,094
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 109,130,094
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 109,130,094
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 438128308

1	NAME OF REPORTING PERSON The Bank of Tokyo–Mitsubishi UFJ, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 36,686,700
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 36,686,700
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,686,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 438128308

1	NAME OF REPORTING PERSON Mitsubishi UFJ Trust and Banking Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 57,329,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 57,329,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,329,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 438128308

1	NAME OF REPORTING PERSON Mitsubishi UFJ Securities Holdings Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,118,055
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 4,118,055
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,118,055
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 438128308

1	NAME OF REPORTING PERSON Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,118,055
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 4,118,055
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,118,055
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 438128308

1	NAME OF REPORTING PERSON Mitsubishi UFJ Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,294,900
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 8,294,900
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,294,900
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 438128308

1	NAME OF REPORTING PERSON Mitsubishi UFJ Asset Management (UK) Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION London, United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 98,800
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 98,800
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,800
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 438128308

1	NAME OF REPORTING PERSON MU Investments Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,306,800
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 2,306,800
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,306,800
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 438128308

1	NAME OF REPORTING PERSON kabu.com Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 168,639
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 168,639
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,639
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 438128308

1	NAME OF REPORTING PERSON KOKUSAI Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 225,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 225,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 225,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 438128308

ITEM 1

(a)	Name of Issuer

Honda Motor Co., Ltd.

(b)	Address of Issuer’s Principal Executive Offices

1-1 Minami-Aoyama 2-chome, Minato-ku, Tokyo 107-8556, Japan

ITEM 2

(a)	Names of Persons Filing

Mitsubishi UFJ Financial Group, Inc. (“MUFG”)

The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”)

Mitsubishi UFJ Trust and Banking Corporation (“MUTB”)

Mitsubishi UFJ Securities Holdings Co., Ltd. (“MUSHD”)

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“MUMSS”)

Mitsubishi UFJ Asset Management Co., Ltd. (“MUAM”)

Mitsubishi UFJ Asset Management (UK) Ltd. (“MUAMUK”)

MU Investments Co., Ltd. (“MUI”)

kabu.com Securities Co., Ltd. (“KC”)

KOKUSAI Asset Management Co., Ltd. (“KAM”)

(b)	Address of Principal Business Office or, if none, Residence

MUFG:
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8330, Japan

BTMU:
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8388, Japan

MUTB:
4-5 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8212, Japan

MUSHD:
5-2 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-0005, Japan

MUMSS:
5-2 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-0005,Japan

CUSIP No. 438128308

MUAM:
4-5 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8212, Japan

MUAMUK:
Ropemaker Place, 25 Ropemaker Street
London EC2Y 9AN, United Kingdom

MUI:
2-15 Nihonbashi Muromachi 3-chome, Chuo-ku
Tokyo 103-0022, Japan

KC:
3-2 Otemachi 1-chome, Chiyoda-ku
Tokyo 100-0004, Japan

KAM:
1-1 Marunouchi 3-chome, Chiyoda-ku
Tokyo 100-0005, Japan

(c)	Citizenship

Not applicable.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

438128308

ITEM 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

MUFG:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

CUSIP No. 438128308

(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[✓]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

BTMU:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[✓]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

MUTB:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

CUSIP No. 438128308

(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[✓]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

MUSHD:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[✓]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

CUSIP No. 438128308

MUMSS:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[✓]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

MUAM:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	[✓]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

CUSIP No. 438128308

(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

MUAMUK:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[✓]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

MUI:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 438128308

(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[✓]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

KC:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[✓]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

KAM:	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

CUSIP No. 438128308

(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[✓]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

ITEM 4	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For MUFG

(a)	Amount beneficially owned:	109,130,094

(b)	Percent of class:	6.06%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	109,130,094

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	109,130,094

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For BTMU

(a)	Amount beneficially owned:	36,686,700

(b)	Percent of class:	2.04%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	36,686,700

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	36,686,700

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUTB

(a)	Amount beneficially owned:	57,329,500

(b)	Percent of class:	3.18%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	57,329,500

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	57,329,500

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP No. 438128308

For MUSHD

(a)	Amount beneficially owned:	4,118,055

(b)	Percent of class:	0.23%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	4,118,055

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	4,118,055

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUMSS

(a)	Amount beneficially owned:	4,118,055

(b)	Percent of class:	0.23%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	4,118,055

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	4,118,055

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUAM

(a)	Amount beneficially owned:	8,294,900

(b)	Percent of class:	0.46%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	8,294,900

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	8,294,900

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUAMUK

(a)	Amount beneficially owned:	98,800

(b)	Percent of class:	0.01%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	98,800

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	98,800

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP No. 438128308

For MUI

(a)	Amount beneficially owned:	2,306,800

(b)	Percent of class:	0.13%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	2,306,800

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	2,306,800

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For KC

(a)	Amount beneficially owned:	168,639

(b)	Percent of class:	0.01%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	168,639

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	168,639

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For KAM

(a)	Amount beneficially owned:	225,500

(b)	Percent of class:	0.01%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	225,500

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	225,500

	(iv) Shared power to dispose or to direct the disposition of:	-0-

ITEM 5	Ownership of Five Percent or Less of a Class Not applicable.

ITEM 6	Ownership of More than Five Percent on Behalf of Another Person Not applicable.

ITEM 7
Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

As of December 31, 2011, MUFG beneficially owns 109,130,094 shares of the issuer indirectly through its subsidiaries as follows: BTMU holds 36,686,700 shares; MUTB holds 57,329,500 shares; MUSHD holds 4,118,055 shares (indirectly through a subsidiary, MUMSS); MUAM holds 8,294,900 shares (including 98,800 shares indirectly held through a subsidiary, MUAMUK); MUI holds 2,306,800 shares; KC holds 168,639 shares; and KAM holds 225,500 shares.

CUSIP No. 438128308

ITEM 8	Identification and Classification of Members of the Group

Not applicable.

ITEM 9	Notice of Dissolution of Group

Not applicable.

ITEM 10	Certifications

By signing below the filers certify that, to the best of their knowledge and belief, (i) the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, and (ii) the foreign regulatory schemes applicable to parent holding companies, banks, broker-dealers and investment advisers, respectively, are substantially comparable to the regulatory schemes applicable to the functionally equivalent U.S. institutions.  The filers also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

CUSIP No. 438128308

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

Mitsubishi UFJ Financial Group, Inc.

By:	/s/ Koujirou Nakazawa

Name:	Koujirou Nakazawa

Title:	Senior Manager, Credit & Investment Management Division

CUSIP No. 438128308

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Koujirou Nakazawa

Name:	Koujirou Nakazawa

Title:	Chief Manager, Credit Policy & Planning Division

CUSIP No. 438128308

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

Mitsubishi UFJ Trust and Banking Corporation

By:	/s/ Hiroki Masuoka

Name:	Hiroki Masuoka

Title:	Deputy General Manager of Trust Assets Planning Division

CUSIP No. 438128308

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

Mitsubishi UFJ Securities Holdings Co., Ltd.

By:	/s/ Shingo Sumimoto

Name:	Shingo Sumimoto

Title:	General Manager, Corporate Planning Division

CUSIP No. 438128308

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

By:	/s/ Tetsurou Shinohara

Name:	Tetsurou Shinohara

Title:	General Manager, Corporate Planning Division

CUSIP No. 438128308

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

Mitsubishi UFJ Asset Management Co., Ltd.

By:	/s/ Katsutoshi Edamura

Name:	Katsutoshi Edamura

Title:	General Manager of Risk Management Division

CUSIP No. 438128308

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

Mitsubishi UFJ Asset Management (UK) Ltd.

By:	/s/ Kenji Nakai

Name:	Kenji Nakai

Title:	Managing Director & CE

CUSIP No. 438128308

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

MU Investments Co., Ltd.

By:	/s/ Yuya Saijo

Name:	Yuya Saijo

Title:	Senior Managing Director

CUSIP No. 438128308

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

kabu.com Securities Co., Ltd.

By:	/s/ Takeshi Amemiya

Name:	Takeshi Amemiya

Title:	General Manager of Corporate Administration

CUSIP No. 438128308

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

KOKUSAI Asset Management Co., Ltd.

By:	/s/ Takeshi Dohi

Name:	Takeshi Dohi

Title:	General Manager, Investment Management Planning Dept.